            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer Rochester
National Municipals (one of the portfolios constituting the Oppenheimer
Multi-State Municipal Trust), of our report dated September 17, 2007, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
November 19, 2007